MARKEL GROUP INC.

LONG-TERM SERVICE RESTRICTED STOCK UNIT
AWARD AGREEMENT

AWARDED TO	AWARD DATE	VESTING SCHEDULE[1]		DISTRIBUTION DATE[2]
XXXX	XXXX	VESTING DATE XXX	PERCENTAGE OF UNITS XXX	Five (5) year anniversary of Vesting Date

MARKEL GROUP INC. (the "Company") grants you (“you” or the “Participant”) XX restricted stock units ("Units"). Until the Vesting Date stated above, these Units are forfeitable and nontransferable, except as specifically provided in this Award Agreement. The Compensation Committee of the Company’s Board of Directors (the "Committee") or its authorized delegate will administer this Agreement and its decisions will be final. Any capitalized terms not defined in this Award Agreement will have the meanings provided in the Markel Group Inc. Equity Incentive Compensation Plan in effect at the time of the grant (the “Plan”).

The terms of the award are:

1.Vesting For Units. If you remain employed through the Vesting Date, the Units will become vested and non-forfeitable. For each vested Unit, the Company will issue you a share of Company Stock.

2.Distribution of Units. Once issued, the shares of Company Stock determined in accordance with Section 1 (for purposes of this Section “Awarded Shares”) will be distributed or deferred in accordance with a. or b. below

a.Unless otherwise deferred in b. below, upon attaining the Vesting Date and as soon as administratively practicable but no later than 90 days after the Vesting Date, the Awarded Shares will be issued to you in your name, but the “net” Awarded Shares shall be held in escrow during the Post Vest Holding Period, until such shares become distributable as provided below.

i.For purposes of the Award Agreement, “‘net’ Awarded Shares” shall mean the number of Awarded Shares, reduced by the number of shares, if any, withheld by the Company to cover the withholding taxes as set forth in Section 8.

ii.The Company has designated the Corporate Trust Department of Fidelity Investments (the “Custodian”) to serve as custodian of the “net” Awarded Shares during the Post Vest Holding Period. By your acceptance of this Agreement, you hereby appoint the Custodian as your attorney-in-fact with full power and authority to transfer, assign and convey to the Company any of the “net” Awarded Shares forfeited during the Post Vest Holding Period.

iii.The “Post Vest Holding Period” means the five-year period beginning on the Vesting Date and ending on the fifth anniversary thereof (the “Post Vest Holding Period”). However, the Post Vest Holding Period shall be earlier terminated upon the occurrence of the following events:

1.Upon your death or Disability during the Post Vest Holding Period.

2.Upon a Change in Control which occurs during the Post Vest Holding Period.

iv.The “net” Awarded Shares will be released from escrow and delivered to you within the thirty (30) day period immediately following the close or termination of the Post Vest Holding Period.

v.Notwithstanding the foregoing the Post Vest Holding Period shall not apply if the Awarded Shares vest and are issued in accordance with Section 3.

b.The date of distribution may be elected by you pursuant to a valid deferral election in accordance with procedures determined by the Company. However, with respect to any Awarded Shares which are deferred, such shares will be subject to the requirements of a. above for the remainder of the Post Vest Holding Period if distributed prior to the end of the Post Vest Holding Period.

1 If necessary or appropriate to ensure orderly administration of the Company’s payroll and tax reporting obligations, the Company may accelerate vesting or distribution of restricted stock units up to a maximum of thirty days before the date on which such restricted stock units would otherwise have vested or distributed.

2 Distribution is subject to the requirements of Sections 2, 3, and 4 of this Agreement, as applicable.

3.Forfeiture of Units. In general, if you separate from service before the Vesting Date, any unvested Units will be forfeited. Under the circumstances set forth below (subject to the other terms of this Award Agreement, including Section 5), Units will vest or be forfeited, in whole or part, upon separation from service before the Vesting Date as follows:

a.Death or Disability. If you separate from service due to death or Disability, then the unvested Units will become fully vested and non- forfeitable, and, notwithstanding the five (5) year holding period for distribution, shares will be issued on the date on which your death or Disability occurs or as soon as administratively practicable (but in any event no later than 90 days) thereafter.

b.Involuntary Termination; Redundancy. If you separate from service due to involuntary termination other than for Cause, then the unvested Units will become fully vested and non-forfeitable, and, notwithstanding the five (5) year holding period for distribution, shares will be issued on the date on which your separation from service occurs (or as soon as administratively practicable (but in any event no later than 90 days)) thereafter, subject to Section 4 below.

c.Change in Control. If you separate from service within 12 months after a Change in Control due to Involuntary Termination, then the unvested Units will become fully vested and non-forfeitable, and, notwithstanding the five (5) year holding period for distribution, shares will be issued on the date on which your separation from service occurs (or as soon as administratively practicable (but in any event no later than 90 days) thereafter, subject to Section 4 below. For this purpose, Involuntary Termination means your employment is involuntarily terminated without Cause or you terminate your employment for Good Reason, in each case as defined in the Plan.

d.Approved Separation of Service. Paragraphs (a), (b), and/or (c) do not apply, but the Committee or its designee so authorized determines that forfeiture should not occur because the Participant had an approved separation from service. The Committee or its designee so authorized will in his or her sole discretion determine whether or not to apply this provision. If this provision applies, the unvested Units will vest and distribute on the normal schedule, as provided herein.

4.Six Month Delay for Specified Employees. If you separate from service before the Vesting Date as set forth in Section 3 above, other than due to death or Disability, and if you are a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code and the generally applicable Internal Revenue Service guidance thereunder) on the date of your separation, then, notwithstanding anything in Section 3 to the contrary, no shares will be issued for your Units until the date that is six months after the date of your separation (or until the date of your death, if earlier). Any shares which you would otherwise have been entitled to receive during the first six months following the date of your separation will be issued instead on the date which is six months after the date of your separation (or on the date of your death, if earlier). Whether you are a “specified employee” will be determined under guidelines established by the Company for this purpose.

5.Separation from Service Defined. References throughout this Agreement to the Participant’s “separation from service” and variations thereof will have the meaning set forth in Section 1.409A-1(h) of the Treasury Regulations, as amended from time to time, applying the default terms thereof.

6.Forfeiture and Restitution. If during the period of the Participant’s employment and two years thereafter, the Company’s Chief Executive Officer with respect to any Participant other than to any employee who is an executive officer of the Company for purposes of Section 16 of the Securities Exchange Act of 1934 (including themselves) or the Committee (with respect to a Section 16 Officer) determines, in their or its sole and complete discretion, that the Participant has engaged in any the following, then they or it may either: (a) cancel this Award without any payment, and/or (b) require the Participant to repay the gross amount of any payment received under this Award within the previous two years, by delivery of a number of shares equal to the number of Units awarded (or the Fair Market Value thereof in cash):

a.the Participant has become associated with, recruited or solicited customers or other employees of the Company or its Subsidiaries for, or has become employed by, rendered services to, or acquired any interest in (other than any non-substantial interest) any business that is in competition with the Company or its Subsidiaries,

b.the Participant’s employment has been terminated for Cause,

c.the Participant has disclosed the terms of this Agreement to any person other than, on a confidential basis, their spouse, attorneys, accountants or financial advisors or in response to a court order, or

d.the Participant has engaged in conduct detrimental to the interests of the Company or its Subsidiaries.

In addition, this Award shall be subject to any recoupment or clawback policy that is adopted by, or applicable to, the Company, pursuant to any requirement of law or any exchange listing requirement related to clawback or other recovery of incentive compensation. The provisions of this Section 6 are material consideration for this Award, which would not have been granted had Participant not agreed to them. If a Participant fails to repay in full any amount subject to repayment under this Section 6 within thirty (30) days following a demand from the Company, the Company may enforce the terms of this Section 6 by obtaining a court order against the Participant for the return of such amount, and the Participant consents to jurisdiction in the courts set forth in Section 11 for purposes of obtaining such an order. The Company may also offset any amount it otherwise owes to the Participant to collect any amount due under this Section 6. The remedies outlined in this Section 6 are without limitation as to any other remedies the Company may pursue against the Participant at law or in equity.

7.Transfer Restrictions. The Participant’s rights to the Units are not subject to sale, assignment, transfer, pledge, or encumbrance.

8.Tax Withholding. Unless alternative arrangements satisfactory to the Company are made, the Company will withhold from the payment for the vested Units shares with a Fair Market Value equal to the minimum amount of any foreign, federal, state, or local income, employment or other taxes imposed on the payment required to be withheld by law. The Fair Market Value will be determined on the Vesting Date.

9.Binding Effect. Subject to the limitations stated above, this Agreement will be binding upon and inure to the benefit of the Participant's legatees, distributees, and personal representatives and the successors of the Company.

10.Change in Capital Structure. The Units will be adjusted as the Committee determines is equitably required in the event of a dividend in the form of stock, spin-off, stock split-up, subdivision or consolidation of shares of Company Stock or other similar changes in capitalization.

11.Interpretation. This Agreement will be construed under and be governed by the laws of the Commonwealth of Virginia. THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA OR THE CIRCUIT COURT FOR THE COUNTY OF HENRICO WILL HAVE EXCLUSIVE JURISDICTION OVER ANY DISPUTES ARISING OUT OF OR RELATED TO THE PLAN OR THIS AGREEMENT.

12.Code Section 409A. This Agreement is intended to comply with the applicable requirements of Sections 409A(a)(2) through (4) of the Code and will be interpreted to the extent context reasonably permits in accordance with this intent. The parties agree to modify this Agreement or the timing (but not the amount) of any payment to the extent necessary to comply with Section 409A of the Code and avoid application of any taxes, penalties, or interest thereunder. However, in the event that any amounts payable under this Agreement are subject to any taxes, penalties or interest under Section 409A of the Code or otherwise, the Participant will be solely liable for the payment thereof.

13.Acceptance. By accepting any Units or benefits under this Agreement, Participant is accepting all the provisions hereof, including without limitation Section 6 hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed as of the award date shown above.

MARKEL GROUP INC.

By: _____________________________________